[TEREX LOGO]

                     NEWS RELEASE NEWS RELEASE NEWS RELEASE

      For information contact: Tom Gelston - Director, Investor Relations
                                 (203)222-5943

                      TEREX REPORTS SECOND QUARTER RESULTS

     WESTPORT, CT, August 3, 2005 -- Terex Corporation (NYSE: TEX) today announced net income for the second quarter of 2005 of $78.8 million, or $1.54 per share, compared to net income of $59.1 million, or $1.17 per share, for the second quarter of 2004. Excluding the impact of special items for the second quarter of 2005, net income was $80.5 million, or $1.58 per share, compared to net income of $52.3 million, or $1.03 per share, for the second quarter of 2004. Special items for the second quarter of 2005 included charges for investigation costs associated with the Company's internal review and restatement of its financial statements for the fiscal years 2000, 2001, 2002, and 2003, and charges relating to general corporate restructuring. Special items for the second quarter of 2004 primarily included gains on the sale of real estate and the favorable settlement of litigation proceedings related to the Company's acquisition of the O&K mining business, partially offset by costs related to the restructuring of Terex-Atlas facilities in the UK and Germany, loss on the sale of certain discontinued service parts businesses, a write-down of a joint venture investment and accelerated amortization arising from the early retirement of debt. As discussed in the "Capital Structure and Taxes" section of this release, for the period ended June 30, 2005, the Company is using an estimated tax rate of 33.8%, versus the 19.7% rate used for the second quarter of 2004.

     Net sales increased to $1,763.8 million in the second quarter of 2005, an increase of 32% from $1,336.4 million in the second quarter of 2004. Net debt (consisting of long-term debt, including current portion of long-term debt, less cash and cash equivalents) at June 30, 2005 decreased by $139 million from March 31, 2005 levels.

     For the six months ended June 30, 2005, net sales totaled $3,213.0 million, an increase of 35% from $2,380.2 million for the six months ended June 30, 2004. Net income for the first six months of 2005 was $108.7 million, or $2.13 per share, compared to net income of $76.1 million, or $1.50 per share, for the first six months of 2004. Net income, excluding special items, was $111.1 million, or $2.17 per share, for the first six months of 2005, compared to net income, excluding special items, of $69.3 million, or $1.37 per share, for the first six months of 2004. Net debt decreased by $47 million in the six months ended June 30, 2005.

     "Terex continues to gain momentum, both in the marketplace and from our internal initiatives," said Ronald M. DeFeo, Terex's Chairman and Chief Executive Officer. "Our incremental margin (defined as the year over year change in income from operations divided by the year over year change in net sales) in the quarter was 13%, well above the 6% we achieved in the first quarter of 2005. We have a commitment to fulfilling customer demand and growing our products' presence in the marketplace while improving operating margin through price realization and enhanced manufacturing efficiencies. We are pleased with the over 50% increase in net income and EPS for the second quarter versus last year, excluding special items."

     Mr. DeFeo added, "I remain optimistic about our prospects for this year and beyond, and feel that our progress on all fronts, particularly in profitability, capital structure, and the Terex Business System implementation, are delivering disproportionately higher returns on invested capital ("ROIC") versus our peer group. This will provide meaningful returns to our stakeholders. Many of our businesses contributed to this strong second quarter earnings performance, but we still have operational opportunities to improve. A number of our end-markets have yet to meaningfully contribute to our overall profitability. As such, we view this quarter as a good step along the path to our previously stated longer term objectives."

     Mr. DeFeo continued, "Additionally, during the second quarter of 2005, we reduced our net debt by $139 million. This results from continuing efforts to improve our effective use of working capital (the sum of accounts receivable and inventory less accounts payable), as well as improving profitability and our corporate focus on generating strong incremental ROIC. We expect to pay down debt in the short term, continue to strengthen our capital structure and position the Company to retire our expensive bonds in 2006 with cash, which has been another of our previously stated goals."

     "We continue to make progress on our financial restatement process," added Mr. DeFeo. "While I am not able to provide closure to the process at this point, I believe I can state that resolution of this matter is a short time away. We again would like to stress that, although this has been a prolonged process, the expected impact on our stockholders' equity at December 2003 will not be material."

     In this press release Terex refers to various non-GAAP (generally accepted accounting principles) financial measures. These measures may not be comparable to similarly titled measures being disclosed by other companies. The tables below provide a reconciliation of the reported GAAP numbers for the second quarters and first six months of 2005 and 2004 and the reported numbers excluding special items. Terex believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses without the impact of special items. Terex also discloses EBITDA and net debt, as they are commonly referred to financial metrics used in the investing community. Terex believes that disclosure of EBITDA and net debt will be helpful to those reviewing its performance and that of other comparable companies, as EBITDA and net debt provide information on Terex's leverage position, ability to meet debt service and capital expenditure and working capital requirements, and EBITDA is also an indicator of profitability.

     While the Company has not yet completed its audited financial statements for 2004, it currently does not anticipate that the financial results for the period ended June 30, 2004 included in this release will be restated. A financial summary is shown below:

                                                                 Three months ended June 30,
                           --------------------------------------------------------------------------------------------------------
                                                       2005                                                 2004
                           ---------------------------------------------------- ---------------------------------------------------
                                                           (in millions, except per share amounts)


                                                 Special          Excluding                           Special        Excluding
                                 Reported       Items(2)        Special Items          Reported      Items(3)        Special Items
                               ------------------------------------------------ ---------------------------------------------------
Net Sales.................... $   1,763.8    $   ---           $   1,763.8         $   1,336.4     $   ---         $   1,336.4
                               =============  ==============    ==============      =============== ============    =============
Gross profit ................ $     283.9    $     1.1         $     285.0         $     195.0     $     9.9       $     204.9
SG&A.........................       141.8         (1.4)              140.4               119.2          (1.6)            117.6
                               -------------  --------------    --------------      --------------- ------------    -------------
Income from Operations ......       142.1          2.5               144.6                75.8          11.5              87.3
Other income (expense).......       (23.1)       ---                 (23.1)               (2.2)        (19.9)            (22.1)
Provision for income taxes...       (40.2)        (0.8)              (41.0)              (14.5)          1.6             (12.9)
                               -------------  --------------    --------------      --------------- ------------    -------------
Net income .................. $      78.8    $     1.7         $      80.5         $      59.1     $    (6.8)      $      52.3
                               =============  ==============    ==============      =============== ============    =============
Earnings per share..........& $       1.54                     $       1.58        $       1.17                    $       1.03
EBITDA (1)................... $     157.8    $     2.5         $     160.3         $      94.9     $     9.9       $     104.8
Backlog ..................... $   1,370.6                      $   1,370.6         $     916.2                     $     916.2

Average Fully Diluted Shares
Outstanding..................        51.1                             51.1                50.7                            50.7

     (1) EBITDA is calculated as income from operations plus depreciation and amortization included in income from operations.

     (2) Special items, net of tax, relate to charges for investigation costs associated with the Company's internal review ($0.3 million), and charges related to restructuring activities, namely at the corporate level, and at the business units of Cedarapids and Terex UK ($1.4 million).
     (3) Special items, net of tax, relate to the gain on the sale of facilities ($13.3 million), costs associated with restructuring activities, mainly in the Terex-Atlas businesses ($6.1 million), the net gain related to the favorable settlement of litigation proceedings regarding the O&K acquisition ($3.4 million), the loss on the sale of discontinued service parts business activities ($1.8 million), the write-down of investments ($0.8 million), and the accelerated amortization arising from the early retirement of debt ($1.2 million).


                                                                  Six months ended June 30,
                           --------------------------------------------------------------------------------------------------------
                                                  2005                                                 2004
                           ---------------------------------------------------- ---------------------------------------------------
                                                           (in millions, except per share amounts)


                                                 Special          Excluding                           Special        Excluding
                                 Reported       Items(2)        Special Items          Reported      Items(3)       Special Items
                               ------------------------------------------------ ---------------------------------------------------
Net Sales.................... $   3,213.0    $   ---           $   3,213.0         $   2,380.2     $     -         $   2,380.2
                               =============  ==============    ==============      =============== ============    =============
Gross profit ................ $     490.6    $     1.2         $     491.8         $     355.3     $     9.9       $     365.2
SG&A.........................       278.2         (2.1)              276.1               231.2          (1.6)            229.6
                               -------------  --------------    --------------      --------------- ------------    -------------
Income from Operations ......       212.4          3.3               215.7               124.1          11.5             135.6
Other income (expense).......       (47.5)       ---                 (47.5)              (26.1)        (19.9)            (46.0)
Provision for income taxes...       (56.2)        (1.1)              (57.1)              (21.9)          1.6             (20.3)
                               -------------  --------------    --------------      --------------- ------------    -------------
Net income .................. $     108.7    $     2.2         $     111.1         $      76.1     $    (6.8)      $      69.3
                               =============  ==============    ==============      =============== ============    =============
Earnings per share..........& $       2.13                     $       2.17        $       1.50                    $       1.37
EBITDA (1)................... $     243.5    $     3.3         $     246.8         $     160.1     $     9.9       $     170.0
Backlog ..................... $   1,370.6                      $   1,370.6         $     916.2                     $     916.2

Average Fully Diluted Shares
Outstanding..................        51.1                             51.1                50.6                            50.6

     (1) EBITDA is calculated as income from operations plus depreciation and amortization included in income from operations.
     (2) Special items, net of tax, relate to charges for investigation costs associated with the Company's internal review ($0.7 million), charges related to restructuring activities, namely at the corporate level, and at the business units of Cedarapids and Terex UK ($1.4 million), and charges relating to the closure of certain Terex Utilities branch locations $(0.1 million).
     (3) Special items, net of tax, relate to the gain on the sale of facilities ($13.3 million), costs associated with restructuring activities, mainly in the Terex-Atlas businesses ($6.1 million), the net gain related to the favorable settlement of litigation proceedings regarding the O&K acquisition ($3.4 million), the loss on the sale of discontinued service parts business activities ($1.8 million), the write-down of investments ($0.8 million), and the accelerated amortization arising from the early retirement of debt ($1.2 million).

Segment Performance

     As previously announced, starting with the third quarter of 2004, Terex has realigned certain operations in an effort to strengthen its ability to service customers and to recognize certain organizational efficiencies. The Materials Processing Group, formerly part of the Terex Roadbuilding, Utility Products and Other Segment, is now consolidated with the Terex Mining Group under the Terex Materials Processing & Mining Segment. The Terex Light Construction and Load King businesses, formerly part of the Terex Roadbuilding, Utility Products and Other Segment, are now part of the Terex Aerial Work Platforms Segment.

     The comparative segment performance data below reflects this current organization, and prior period amounts have been reclassified to conform to this presentation. Comparative segment performance data also excludes special items.

Terex Construction

                                            Second Quarter                                Year-to-Date
                              -------------------------------------------- -------------------------------------------
                                                               (dollars in millions)
                                      2005                  2004                   2005                  2004
                              -------------------------------------------- --------------------- ---------------------
                                            % of                  % of                   % of                  % of
                                            Sales                 Sales                 Sales                 Sales
                                          ----------            ----------             ---------             ---------
Net sales..................... $   604.5             $   475.0             $1,073.0              $   864.7
                              ============          ============           ===========           ===========
Gross profit ................. $    90.8    15.0%    $    71.0    15.0%    $  148.9     13.9%    $   123.4    14.3%
SG&A .........................      42.5     7.0%         39.5     8.3%        84.5      7.9%         75.7     8.8%
                              ------------          ------------           -----------           -----------
Operating profit.............. $    48.3     8.0%    $    31.5     6.6%    $   64.4      6.0%    $    47.7     5.5%
                              ============          ============           ===========           ===========
Backlog....................... $   232.3             $   216.5             $  232.3              $   216.5


     Net sales in the Terex Construction group for the second quarter of 2005 increased $129.5 million to $604.5 million from $475.0 million in the second quarter of 2004. The 27% increase in net sales was primarily driven by the heavy construction equipment businesses, including the scrap handler business, and the mobile crushing and screening businesses. Gross margin in the second quarter of 2005 was 15.0%, flat compared with the second quarter of 2004. SG&A expenses for the second quarter of 2005 were $42.5 million, or 7.0% of sales, compared to $39.5 million, or 8.3% of sales, in the second quarter of 2004, with the increase being mainly due to higher sales and marketing costs related to increased sales volume. Income from operations for the quarter was $48.3 million, or 8.0% of sales, an increase of 53% when compared to $31.5 million, or 6.6% of sales, for the second quarter of 2004.

     "The second quarter overall performance was quite positive. While our businesses continue to be negatively impacted by the relatively weak U.S. dollar and steel cost pressures, both situations appear to be improving," commented Colin Robertson, President - Terex Construction. "The positive impact of pricing actions taken earlier in the year has helped mitigate cost pressures, and we expect this trend to continue as the new pricing levels flow through our backlog. This pricing action impact is evident by comparing our gross margin in the second quarter of 15.0% with the 12.4% delivered in the first quarter of this year and with the incremental operating margin in the second quarter of approximately 13%."

     Mr. Robertson continued, "The crushing and screening businesses continued to be the most affected by increased steel pricing, and although operating margin was down slightly, their operating profit was up over 15% on an absolute dollar basis. Our heavy construction business continues to show improvements, with the group posting revenue gains of over 35%."

Terex Cranes

                                            Second Quarter                                Year-to-Date
                              -------------------------------------------- -------------------------------------------
                                                               (dollars in millions)
                                      2005                  2004                   2005                  2004
                              -------------------------------------------- --------------------- ---------------------
                                            % of                  % of                   % of                  % of
                                            Sales                 Sales                 Sales                 Sales
                                          ----------            ----------             ---------             ---------
Net sales..................... $   341.5             $   276.9             $  641.0              $   486.1
                              ============          ============           ===========           ===========
Gross profit ................. $    44.8    13.1%    $    34.2    12.4%    $   76.9     12.0%    $    64.0    13.2%
SG&A .........................      29.1     8.5%         21.9     7.9%        54.9      8.6%         45.3     9.3%
                              ------------          ------------           -----------           -----------
Operating profit.............. $    15.7     4.6%    $    12.3     4.4%    $   22.0      3.4%    $    18.7     3.8%
                              ============          ============           ===========           ===========
Backlog....................... $   314.7             $   285.4             $  314.7              $   285.4

     Net sales in the Terex Cranes group for the second quarter of 2005 increased $64.6 million to $341.5 million from $276.9 million in the second quarter of 2004, reflecting improvement in all businesses, particularly in the tower crane business. SG&A expenses increased in the second quarter of 2005 to $29.1 million, or 8.5% of sales, compared to SG&A expenses in the second quarter of 2004 of $21.9 million, or 7.9% of sales, mainly due to increased sales and marketing costs related to increased sales volume, an increase in the Company's bad debt provision, as well an increase in an employee profit sharing program. Income from operations increased $3.4 million to $15.7 million, or 4.6% of sales, for the second quarter of 2005 from $12.3 million, or 4.4% of sales, for the second quarter of 2004.

     "The Terex Cranes group continued its improvement over last year's performance," commented Steve Filipov, President - Terex Cranes. "As in the first quarter of 2005, our business experienced an increase in sales due to generally improving market conditions. Our Italian, French, American, and Australian operations all posted substantially increased net sales when compared with their 2004 results. In North America, the growth was mainly attributed to recovering rough terrain and boom truck crane markets. Also positively impacting our business were the price increases we put in place late in 2004, which were intended to recover margin erosion over the past twelve months due to increased input costs."

     Mr. Filipov continued, "As has been the case for the past few years, much of the North American business struggled to meet our profitability expectations. We are actively pursuing sourcing initiatives to reduce the cost of components, with Terex's Acuna, Mexico facility playing a vital role in this effort. Additionally, since March 2005, we have increased our direct workforce at our Waverly, Iowa location by over 40%, and as of June 27, 2005, we have started production at Waverly on a second shift. These actions should allow us to better absorb our overhead costs, begin to deliver some of our higher priced backlog, and position our business for the anticipated marketplace recovery."

Terex Aerial Work Platforms

                                            Second Quarter                                Year-to-Date
                              -------------------------------------------- -------------------------------------------
                                                               (dollars in millions)
                                      2005                  2004                   2005                  2004
                              -------------------------------------------- --------------------- ---------------------
                                            % of                  % of                   % of                  % of
                                            Sales                 Sales                 Sales                 Sales
                                          ----------            ----------             ---------             ---------
Net sales..................... $   376.3             $   257.0             $  671.4              $   442.0
                              ============          ============           ===========           ===========
Gross profit ................. $    70.6    18.8%    $    52.5    20.4%    $  121.6     18.1%    $    92.3    20.9%
SG&A .........................      21.8     5.8%         18.1     7.0%        45.1      6.7%         36.1     8.2%
                              ------------          ------------           -----------           -----------
Operating profit.............. $    48.8    13.0%    $    34.4    13.4%    $   76.5     11.4%    $    56.2    12.7%
                              ============          ============           ===========           ===========
Backlog....................... $   420.5             $   120.3             $  420.5              $   120.3

     Net sales for the Terex Aerial Work Platforms group for the second quarter of 2005 increased $119.3 million to $376.3 million from $257.0 million in the second quarter of 2004. The increase in sales was driven primarily by continued strong order activity in the rental channel. Gross margin was negatively impacted by continued cost pressures on components used in production. However, pricing actions have begun to contribute to overall profitability, with income from operations increasing to $48.8 million, or 13.0% of sales, in the second quarter of 2005 from $34.4 million, or 13.4% of sales, in the second quarter of 2004.

     "We continue to operate in an extremely positive environment for AWP and related products," said Bob Wilkerson, President-Terex Aerial Work Platforms. "Our second quarter sales were up just under 50%, and our backlog is up 250% when compared to the second quarter of 2004. Our telehandler business posted year over year revenue increases in excess of 75%, as we have continued to penetrate key accounts with this product, as well as adjusted our production to take advantage of this growing product category."

     Mr. Wilkerson continued, "This quarter reflects a continuation of the trends we have seen over the past year. Cost pressures, namely steel, are easing somewhat, but they still weigh on our business when compared to the prior year. We improved our operating margin to 13.0% versus the 9.4% delivered in the first quarter of 2005, a full point better than we had targeted in our first quarter earnings release. For product ordered now and shipped after January 1, 2006, we have begun to introduce a new, greatly simplified pricing structure designed to ensure more consistent pricing across our product lines. In addition, this new structure better reflects the value this segment's products deliver and makes it easier for customers to do business with Terex."

Terex Materials Processing & Mining

                                            Second Quarter                                Year-to-Date
                              -------------------------------------------- -------------------------------------------
                                                               (dollars in millions)
                                      2005                  2004                   2005                  2004
                              -------------------------------------------- --------------------- ---------------------
                                            % of                  % of                   % of                  % of
                                            Sales                 Sales                 Sales                 Sales
                                          ----------            ----------             ---------             ---------
Net sales..................... $   222.3             $   133.0             $  418.8              $   229.3
                              ============          ============           ===========           ===========
Gross profit ................. $    40.9    18.4%    $    23.5    17.7%    $   73.3     17.5%    $    38.8    16.9%
SG&A .........................      20.9     9.4%         13.9    10.5%        40.9      9.8%         26.2    11.4%
                              ------------          ------------           -----------           -----------
Operating profit.............. $    20.0     9.0%    $     9.6     7.2%    $   32.4      7.7%    $    12.6     5.5%
                              ============          ============           ===========           ===========
Backlog....................... $   235.6             $   156.4             $  235.6              $   156.4


     Net sales for the Terex Materials Processing & Mining group for the second quarter of 2005 increased $89.3 million to $222.3 million from $133.0 million in the second quarter of 2004. As in the first quarter of 2005, the increase in sales is attributable to the overall strong demand for mining products, mainly the mining hydraulic excavators manufactured in Dortmund, Germany, as well as to the acquisition of the Reedrill mining business in the fourth quarter of 2004. Excluding the acquisition of Reedrill, net sales increased 43% compared to the comparable year ago period. This increased sales volume had a positive impact on operating income, as income from operations increased to $20.0 million, or 9.0% of sales, in the second quarter of 2005 from $9.6 million, or 7.2% of sales, in the second quarter of 2004.

     "The Materials Processing & Mining group continues to see the benefits from a rapidly improving end-market, mainly attributable to the commodity demand for coal and steel," commented Rick Nichols, President - Terex Materials Processing & Mining. "The demand for Terex's hydraulic shovel and electric drive mining trucks continue to drive our revenue growth. Additionally, the increasing population of our fleet has significantly improved our parts and service sales, which posted a year over year increase in excess of 45%. We continue to feel that the mining cycle is stable at a level where we should continue to see solid demand for our machines and parts, and expect this positive cycle to continue for a few years. In addition to our core mining products, our Reedrill business provided another excellent quarter of performance, and our North American Materials Processing business continues its favorable trends, with net sales improving approximately 19% and operating profits increasing by 57% versus the year ago period."

Terex Roadbuilding, Utility Products and Other

                                            Second Quarter                                Year-to-Date
                              -------------------------------------------- -------------------------------------------
                                                               (dollars in millions)
                                      2005                  2004                   2005                  2004
                              -------------------------------------------- --------------------- ---------------------
                                            % of                  % of                   % of                  % of
                                            Sales                 Sales                 Sales                 Sales
                                          ----------            ----------             ---------             ---------
Net sales..................... $   252.9             $   215.1             $  470.9              $   389.2
                              ============          ============           ===========           ===========
Gross profit ................. $    33.7    13.3%    $    24.0    11.2%    $   67.9     14.4%    $    46.9    12.1%
SG&A .........................      23.0     9.1%         21.3     9.9%        46.1      9.8%         40.9    10.5%
                              ------------          ------------           -----------           -----------
Operating profit.............. $    10.7     4.2%    $     2.7     1.3%    $   21.8      4.6%    $     6.0     1.5%
                              ============          ============           ===========           ===========
Backlog....................... $   190.4             $   147.8             $  190.4              $   147.8

     Net sales for the Terex Roadbuilding, Utility Products and Other group for the second quarter of 2005 increased $37.8 million to $252.9 million from $215.1 million for the second quarter of 2004, with substantially all the sales growth coming from the concrete mixing truck and Tatra businesses. SG&A expenses for the second quarter of 2005 were $23.0 million, or 9.1% of sales, compared to $21.3 million, or 9.9% of sales, in the second quarter of 2004. Income from operations increased to $10.7 million, or 4.2% of sales, from $2.7 million, or 1.3% of sales, in the second quarter of 2004. The improvement in profitability is primarily attributed to the roadbuilding business, as improvement initiatives taken over the past few years began to positively impact financial performance.

     "The Roadbuilding, Utility Products and Other group had another positive quarter," commented Mr. DeFeo. "The improvement in the performance of these businesses is, however, more the result of an internal focus on production and distribution issues than any dramatic move in the end market condition. This is most evident in our Terex Roadbuilding group, who had revenue improvement of just over 4%, but accounted for substantially all of the improvement in profitability. The Terex Utilities team, much as the roadbuilding business did over the past few years, continues to focus on Terex Business System implementation and extracting incremental value out of its distribution network. This should evolve over the next twelve months and provide substantial upside to the financial profile of this group of businesses."

     Mr. DeFeo continued, "Specifically, strong results this quarter were realized in our concrete focused businesses, such as the concrete mixing truck, concrete paver and batch plant businesses. The asphalt business is showing modest improvements, although the asphalt plant business remains a challenging market, as buyers were waiting for the recent passage of a new long term federal highway bill. The utility business has seen some pickup in order activity coming off almost four years of anemic activity. With a slowly improving telecommunications and utility customer base, we expect this business to improve substantially in 2006. Lastly, the military and special truck program incurred a slight loss in the quarter, mainly impacted by the costs relating to the LVSR U.S. Marine Corp truck bid."

Capital Structure and Taxes

     "Net debt at the end of the second quarter of 2005 decreased $139 million to $733 million, from $872 million at the end of the first quarter of 2005, as the Company continued to concentrate on its level of working capital investment," commented Phil Widman, Senior Vice President and Chief Financial Officer. "As stated in the first quarter, we expected our cash flow to closely reflect the seasonal trends of our business. We are pleased with the position of our balance sheet at this time of year, as we are ahead of where we planned to be going into 2005. We continue to target 18% working capital as a percentage of trailing three months annualized sales for the end of 2005, and 15% for the end of 2006. Working capital as a percent of trailing three month annualized sales was approximately 17% at the end of the second quarter of 2005, as compared to approximately 18% at the end of the second quarter in 2004."

     Commenting on the effective tax rate used in this release, Mr. Widman stated, "The effective tax rate for the second quarter of 2005 is estimated to be 33.8%, compared to 19.7% in the second quarter of 2004. The 2004 rate was lower due to the strong financial performance of the Fermec business, where it was determined that the Company would be able to realize the benefits of certain tax assets, and therefore, the valuation allowance held for this business was released. While the full year 2005 effective tax rate is expected to be approximately 35%, the rate can fluctuate quarter to quarter as a result of changes during the period in the assumptions related to valuation allowances, the mix of income by jurisdiction, and other discrete items."

Outlook

     "We remain enthusiastic about the full year business prospects for the Company," commented Mr. DeFeo. "We continue to see strong order activity, as evidenced by both our year to date revenue increase of 35% and the increase in our order backlog of 50% when compared to the same point last year. Return on invested capital (calculated as the trailing four quarters operating income divided by the sum of the trailing four quarters average shareholders' equity and the trailing four quarter average net debt) was approximately 17% at the end of the second quarter, demonstrating continued improvement towards our goal for ROIC of 20% or greater at the end of 2005."

     "We are optimistic about the near term performance of just about every business group, though certain product categories, such as Terex Roadbuilding, Terex Utilities and Terex Cranes North America, still operate in challenging, but improving end-market conditions," Mr. DeFeo continued. "Our general view is for the conditions in our various end-markets to continue their upward trajectory, with these lagging segments to begin to meaningfully contribute in 2006."

     "In our previous outlook, we expected earnings per share ("EPS") for 2005 to be in the range of $3.50 to $3.70 per share, excluding special items. Based on the current trend, we expect improved performance to result in EPS of between $3.90 and $4.10 for 2005, excluding special items."

Financial Restatement Update

     As previously announced, Terex has not yet finalized its third quarter 2004, full year 2004 and first and second quarter 2005 results pending completion of its detailed internal accounting review, the restatement of Terex's financial statements for the years ended December 31, 2000, 2001, 2002 and 2003, and the completion of its audited financial statements for 2004. Terex continues to work diligently to complete its restatement, audit and assessment of internal control over financial reporting. Terex believes that it is nearing completion of this process, and currently anticipates filing all appropriate documents, including applicable financial statements, with the SEC in the near future. While no assurance can be made, it is management's current expectation that the financial statements for the year ended December 31, 2004 and prior periods will be filed on or before August 15, 2005.

Safe Harbor Statement

     The press release contains forward-looking information based on Terex's current expectations. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex's control, include among others:
Terex's business is highly cyclical and weak general economic conditions may affect the sales of its products and its financial results; the sensitivity of construction, infrastructure and mining activity and products produced for the military to interest rates and government spending; the ability to successfully integrate acquired businesses; the retention of key management personnel; Terex's businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; Terex's business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; Terex's continued access to capital and ability to obtain parts and components from suppliers on a timely basis at competitive prices; the financial condition of suppliers and customers, and their continued access to capital; Terex's ability to timely manufacture and deliver products to customers; Terex's significant amount of debt and its need to comply with restrictive covenants contained in Terex's debt agreements; Terex's ability to file its periodic reports with the SEC on a timely basis; Terex's ability to ensure that all intercompany transactions will be properly recorded; compliance with applicable environmental laws and regulations; and other factors, risks, uncertainties more specifically set forth in Terex's public filings with the SEC. In addition, until the previously announced review by Terex of its accounts is concluded, no assurance can be given with respect to the financial statement adjustments, impacts and periods resulting from such review, nor can there be assurance that additional adjustments to the financial statements will not be identified. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex's expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

     Terex Corporation is a diversified global manufacturer with 2004 net sales of approximately $5 billion. Terex operates in five business segments: Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, recycling, surface mining, shipping, transportation, refining, utility and maintenance industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.












                                Terex Corporation
           500 Post Road East, Suite 320, Westport, Connecticut 06880
          Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com

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